Exhibit 10.10

Execution Version

Sweetwater Royalties LLC

$688,778,929

5.32% Senior Secured Notes due September 30, 2040

Note Purchase Agreement

Dated August 19, 2020

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

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SCHEDULES AND EXHIBITS

SCHEDULE A	—	DEFINED TERMS

SCHEDULE B	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE 1	—	FORM OF 5.32% SENIOR SECURED NOTE DUE SEPTEMBER 30, 2040

SCHEDULE 4.3(a)	—	CONSENTS

SCHEDULE 4.4(a)	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE COMPANY, THE SPONSOR AND THE PARENT

SCHEDULE 4.4(b)	—	FORM OF OPINION OF SPECIAL WYOMING COUNSEL FOR THE SPONSOR AND THE COMPANY

SCHEDULE 4.4(c)	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS

SCHEDULE 5.3	—	DISCLOSURE DOCUMENTS

SCHEDULE 5.4	—	OFFICERS

SCHEDULE 5.7	—	GOVERNMENTAL APPROVALS

SCHEDULE 5.8	—	LITIGATION

SCHEDULE 5.10(a)	—	LEASE AGREEMENTS

SCHEDULE 8.1	—	AMORTIZATION SCHEDULE

EXHIBIT 1.2(b)	—	FORM OF COLLATERAL AGENCY AGREEMENT

EXHIBIT 4.12(a)	—	FORM OF MORTGAGE

EXHIBIT 4.12(b)	—	FORM OF SPONSOR MORTGAGE

EXHIBIT 4.12(c-1)	—	FORM OF SECURITY AGREEMENT (COMPANY)

EXHIBIT 4.12(c-2)	—	FORM OF SECURITY AGREEMENT (SPONSOR)

EXHIBIT 4.12(c-3)	—	FORM OF PLEDGE AGREEMENT (COMPANY)

EXHIBIT 4.12(c-4)	—	FORM OF PLEDGE AGREEMENT (SPONSOR)

EXHIBIT 4.12(d)	—	FORM OF DEPOSITARY AGREEMENT

EXHIBIT A	—	FORM OF COVENANT AGREEMENT

EXHIBIT B	—	FORM OF CONVEYANCE

EXHIBIT C	—	FORM OF CONSENT AND AGREEMENT

EXHIBIT D	—	FORM OF ROYALTY PURCHASE AND SALE AGREEMENT

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SWEETWATER ROYALTIES LLC

1045 Avenue of the Americas, Floor 25, New York, NY 10018

5.32% Senior Secured Notes due September 30, 2040

August 19, 2020

To Each of the Purchasers Listed in

Schedule B Hereto:

Ladies and Gentlemen:

SWEETWATER ROYALTIES LLC, a Delaware limited liability company (the “Company”), agrees with each of the Purchasers as follows:

SECTION 1. AUTHORIZATION OF NOTES; SECURITY.

Section 1.1. Description of Notes to be Issued. The Company will authorize the issue and sale of $688,778,929 aggregate principal amount of its 5.32% Senior Secured Notes due September 30, 2040 (as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13, the “Notes”). The Notes shall be substantially in the form set out in Schedule 1, with such changes therefrom, if any, as may be approved by the Purchasers and the Company. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.5 shall govern. References to a “Schedule” are references to a Schedule attached to this Agreement unless otherwise specified. References to a “Section” are references to a Section of this Agreement unless otherwise specified.

Section 1.2. Security.

(a) Collateral. The Secured Obligations under this Agreement, the Notes and the other Operative Documents will be ratably secured by a Lien on all Collateral pursuant to all of the Security Documents.

(b) Collateral Agency Agreement. The rights of the holders of the Notes to proceeds of Collateral will be governed by the Collateral Agency Agreement in substantially the form of Exhibit 1.2(b) (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Collateral Agency Agreement”).

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SECTION 2. SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule B at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3. CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Winston & Strawn, LLP, 200 Park Avenue, New York, New York 10166-4193 at 10:00 a.m., New York time, at a closing (the “Closing”) on a Business Day occurring on or before November 30, 2020 (subject to Company notifying the Purchasers in writing of the proposed date of Closing not less than five (5) Business Days prior thereto) or on such other Business Day thereafter as may be agreed in writing by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to the Revenue Account. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s reasonable satisfaction or such failure by the Company to tender such Notes.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. Each of the Specified Representations shall be correct when made and at the Closing and each of the Specified Purchase Agreement Representations shall be correct in all material respects when made and at the Closing (except for Specified Purchase Agreement Representations that speak as of a specific date prior to the Closing, in which case such representations and warranties need only be true and correct in all material respects as of such earlier date).

Section 4.2. Performance; No Default. Each of the Company, the Sponsor and the Parent, shall have performed and complied with all agreements and conditions contained in the Operative Documents to which it is a party required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing other than any Default or Event of Default arising under Section 11(e) as a result of any misrepresentation made or deemed made by the Company other than the Specified Representations.

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Section 4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser and the Collateral Agent an officer’s certificate of the Company, dated the date of the Closing, certifying (i) that the conditions specified in Sections 4.1, 4.2 and 4.12 have been fulfilled, (ii) as to true, correct and complete copies, each in form and substance satisfactory to the Purchasers, and each attached to such Officer’s Certificate, of (x) the Royalty Documents, which, collectively with the Operative Documents to which the Company is a party, shall constitute all material agreements, documents and instruments to which the Company or its assets are bound, (y) the UPRR Waiver and (z) each of the consents and agreements listed on Schedule 4.3(a) and any additional consents delivered to the Collateral Agent or the Purchasers (the Consent and Agreement, the UPRR Waiver and such other consents and agreements, collectively, the “Consents”), and (iii) that all conditions to the closing under the Royalty Documents shall have been, or shall be, contemporaneously with the Closing, satisfied.

(b) Company’s Secretary’s Certificate. The Company shall have delivered to such Purchaser and the Collateral Agent an officer’s certificate of the Company, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other limited liability company proceedings relating to the authorization, execution and delivery of the Notes and the other Operative Documents and the Royalty Documents to which it is a party and (ii) the Company’s organizational documents as then in effect.

(c) Sponsor’s Secretary Certificate. The Sponsor, shall have delivered to such Purchaser and the Collateral Agent an officer’s certificate of the Sponsor, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and limited liability company proceedings relating to the authorization, execution and delivery of the Transaction Documents and (ii) the Sponsor’s organizational documents as then in effect.

(d) Parent’s Secretary Certificate. The Parent, shall have delivered to such Purchaser and the Collateral Agent an officer’s certificate of the Parent, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other limited liability company proceedings relating to the authorization, execution and delivery of the Transaction Documents and (ii) the Parent’s organizational documents as then in effect.

Section 4.4. Opinions of Counsel. Such Purchaser and each other Secured Party shall have received the following opinions, dated the date of the Closing:

(a) from Shearman & Sterling LLP, counsel for the Company, the Sponsor and the Parent, substantially in the form set forth in Exhibit 4.4(a);

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(b) from Welborn Sullivan Meck & Tooley, P.C., special Wyoming counsel to the Company, substantially in the form set forth in Schedule 4.4(b); and

(c) from Winston & Strawn LLP, the Purchasers’ special counsel substantially in the form set forth in Schedule 4.4(c).

Section 4.5. Purchase Permitted by Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule B.

Section 4.7. Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of (a) the Purchasers’ special counsel referred to in Section 4.4(e), and (b) Hinckley, Allen & Snyder LLP, special counsel to the Collateral Agent and Depositary Agent, in each case, to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.9. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of formation, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following its formation.

Section 4.10. Funding Instructions and Micro Deposit.

(a) At least five Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

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(b) No later than two Business Days prior to the date of the Closing, each Purchaser shall be entitled to deliver a micro deposit (e.g., $50) to the account identified by the Company pursuant to Section 4.10 (a) and a Responsible Officer of the Company shall verbally verify the receipt and amount of such micro deposit to such Purchaser. The Company will not be required to return such micro deposit nor will the amount of such micro deposit be netted against the purchase price of such Purchaser’s Notes.

Section 4.11. Purchase Agreement. The “Closing Date” (as defined in the Purchase Agreement) has been or will be consummated substantially contemporaneously with the issuance of the Notes in accordance with the Purchase Agreement, without giving effect to any modifications, amendments or express waivers thereto by the Company and the Other Buyers that are material to the interests of the Purchasers, and the Company shall have delivered to the Purchasers an executed copy of the Purchase Agreement together with any modifications, amendments or waivers thereto. The Parent shall have assigned to the Sponsor all of the Trona Assets and the Trona Acquired Company Assets (as such terms are defined in the Purchase Agreement) in accordance with Section 13.4 of the Purchase Agreement, pursuant to an assignment agreement between the Parent and the Sponsor, in form and substance reasonably satisfactory to the Purchasers. The Company shall have delivered to the Purchasers a legal memorandum in respect of the Trona Referenced Action (as defined in the Purchase Agreement), which memorandum shall contain a review of the Applicable Leases and assess the compliance of such Applicable Leases with Section 18 of the Solvay Leases (as defined in the Purchase Agreement).

Section 4.12. Security Documents.

(a) Mortgage. The Company shall have duly executed, acknowledged and delivered on or prior to the date of Closing, the Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties.

(b) Sponsor Mortgage. The Collateral Agent, on behalf of the Secured Parties, shall have received a copy of the Sponsor Mortgage, duly executed and delivered by the Sponsor.

(c) Security Agreement, Sponsor Security Agreement, Pledge Agreement, Sponsor Pledge Agreement and Consents. The Collateral Agent, on behalf of the Secured Parties, shall have received copies of the Security Agreement, the Sponsor Security Agreement, the Pledge Agreement, the Sponsor Pledge Agreement and the Consents, duly executed and delivered by the Company, the Sponsor and the Parent, as applicable.

(d) Registration and Filings. Each of the Company, the Sponsor and the Parent shall have authorized the Collateral Agent to file UCC financing statements (including fixture filings) in respect of the security interests created by the applicable Security Documents in the office of each appropriate Governmental Authority.

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(e) Depositary Agreement. The Collateral Agent, on behalf of the Secured Parties, shall have received a copy of the Depositary Agreement, duly executed by the Company, the Collateral Agent and the Depositary Agent.

Section 4.13. Collateral Agency Agreement. Each Purchaser, the Company and the Collateral Agent shall have executed and delivered the Collateral Agency Agreement, which agreement shall be in full force and effect.

Section 4.14. Perfection Certificates and Lien Search Results. Each of the Company, the Sponsor and the Parent shall have provided the Purchasers with a completed and fully executed perfection certificate and the results of Lien searches indicating (a) with respect to the Parent, no Liens on its Equity Interests in the Sponsor, (b) with respect to the Sponsor, no Liens on its Equity Interests in the Company and (c) with respect to the Company, no Liens (i) on the Accounts and (ii) on its other assets other than Permitted Liens.

Section 4.15. Perfection of Liens. The Security Documents shall be effective to create in favor of the Collateral Agent a legal, valid and enforceable first priority (except for Permitted Liens) security interest in and Lien upon the Collateral. All actions necessary to perfect the Liens of the Collateral Agent in the Collateral to be granted on or prior to the date of Closing (including, without limitation, the filing of all appropriate financing statements (including fixture filings), the registration of all Security Documents where necessary, the recording of all appropriate documents with public officials (including, without limitation, a memoranda of the Lease Agreements) and the payment of all fees and taxes in relation thereto) shall have been taken in accordance with the provisions of the Security Documents (or, with respect to the Closing Date Filings and Recordation, shall be taken immediately following the Closing).

Section 4.16. Payment Direction Letters. The Sponsor shall have executed and delivered a Payment Direction Letter with respect to each Lease Agreement.

Section 4.17. Funding of Reserve Accounts. The Company shall have provided the Purchasers with evidence that each of the Debt Service Reserve Account and the Liquidity Reserve Account is (or will, upon the issuance and sale of the Notes and the application of the proceeds therefrom, will be) fully funded with, and/or the Company has delivered one or more Reserve Letters of Credit, in an amount at least equal to the Debt Service Reserve Amount and/or the Liquidity Reserve Amount, as applicable.

Section 4.18. Offeree Letter. Citigroup Global Markets Inc. and RBC Capital Markets, LLC shall have delivered to the Company, its counsel, each Purchaser and the Purchasers’ special counsel an offeree letter, in form and substance satisfactory to the Purchasers, confirming the manner of the offering of the Notes by such entity and the number of offerees.

Section 4.19. Royalty Documents; Conditions to Closing Thereunder. The Royalty Documents and all conditions to closing thereunder shall have been, or shall be, contemporaneously with the Closing, satisfied.

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Section 4.20. Ratings. The Purchasers shall have received satisfactory evidence that the Notes shall have received a debt rating of at least BBB from KBRA.

Section 4.21. Mining and Geological Consultant Report. The Collateral Agent and the Purchasers shall have received a copy of the Mining and Geological Consultant Report.

Section 4.22. Mining and Geological Consultant Letter. The Purchasers and the Collateral Agent shall have received a letter of John T. Boyd Company (the “Mining and Geological Consultant”), addressed to the Purchasers and the Collateral Agent and dated on or about the date of Closing, (a) stating that it is an independent mining and geological consultant with respect to OPC, (b) confirming that the Mining and Geological Consultant Report has been prepared in accordance with customary practices in the mining engineering industry, based upon data furnished by OPC and its affiliates, and that the reserves stated therein have been estimated using the pricing and other parameters specified in the Mining and Geological Consultant Report consistent with OPC’s historic practices in calculating its reserves, and (c) confirming that they have reviewed the Section of the Presentation entitled “Summary of Trona – Soda Ash Holdings” and “Financials” and that the statements contained therein accurately reflect the relevant sections of the Mining and Geological Consultant Report, and (d) stating that the Purchasers and the Collateral Agent may rely on the Mining and Geological Consultant Report.

Section 4.23. Evidence of Equity Contribution. The Purchasers shall have received satisfactory evidence that the Company has received a capital contribution of not less than $20,663,368 from the Sponsor.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and is duly qualified as a limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, other than those other jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Transaction Documents to which it is a party and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. The Transaction Documents to which the Company is a party have been duly authorized by all necessary limited liability company action on the part of the Company, and each of the Transaction Documents to which the Company is a party constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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Section 5.3. Disclosure. The Company, through its agents, Citigroup Global Markets Inc. and RBC Capital Markets, LLC, has delivered to each Purchaser a copy of each of the Soda Ash Monetization Investor Presentation, dated June 13, 2020 and the information circulated to each Purchaser on August 4, 2020, which included the 2020 Year-to-date Trona Royalties summary dated August 2020, the John T. Boyd Company Trona/Soda Ash Holdings, Sweetwater County, Wyoming letter to Occidental Petroleum Corporation dated June 10, 2020 and the Excel file entitled “June_2020_Update_Per April_YTD, xlsx (collectively, the “Presentation”), relating to the transactions contemplated hereby. This Agreement, the Presentation and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to August 19, 2020 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, such Presentation and such documents, certificates or other writings delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that the projections contained in the Disclosure Documents are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time delivered, it being understood by the Purchasers that such projected financial information as it relates to future events is not to be viewed as fact, and is subject to significant uncertainties and contingencies which may be beyond the Company’s control, and that actual results during the period or periods covered by such projected financial information may differ significantly from the projected results set forth therein and such variations may be material; provided further that any information included in such Disclosure Documents provided to the Company by (i) Sellers, their Affiliates or any of their respective officers, directors, employees, agents, advisors and consultants or (ii) any agent, advisor and consultant of the Company do not, to the Company’s knowledge, contain any untrue statement of material fact, or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, taken as a whole. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4. Subsidiaries; Officers. The Company has no Subsidiaries. The Company has no employees. The Sponsor is the sole member of the Company. Schedule 5.4 contains a complete and correct list of the officers of the Company as of the date hereof.

Section 5.5. Selected Financial Data; Material Liabilities. The financial and other projections in the Presentation have been prepared in good faith based upon assumptions believed by the Company to be reasonable as of the Closing Date, it being understood that such financial and other projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and the Company makes no representation or warranty as to the attainability of any such financial or other projections or as to whether such financial or other projections will be achieved. The Company does not have any Material liabilities except under the Transaction Documents.

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Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of each of the Operative Documents to which it is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than Liens created by the Security Documents) in respect of any property of the Company under any Royalty Document or any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, certificate of formation, operating agreement, or any other agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company.

Section 5.7. Governmental Authorizations, Etc.

(a) No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of the Transaction Documents to which it is a party, except as set forth in Schedule 5.7.

(b) All Governmental Approvals have been or will in connection with the Closing be made, obtained and taken in all relevant jurisdictions that are necessary to create and perfect the Liens provided for in the Security Documents, and the Security Documents shall constitute a valid first priority Lien on the Collateral, subject only to Permitted Liens.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders.

(a) Except as set forth on Schedule 5.8, there are no actions, suits, investigations or proceedings pending or, to the actual knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company is not (i) in default under any agreement or instrument to which it is a party or by which it is bound (including, for the avoidance of doubt, hereunder or under any other Transaction Document), (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 5.9. Taxes. The Company has filed all tax returns that are required to have been filed in any jurisdiction by the Company, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which, individually or in the aggregate, is not Material or (b) the amount, applicability or validity of which is currently being contested in a Good Faith Contest. The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company in respect of U.S. federal, state or other taxes for all fiscal periods are adequate.

Section 5.10. Title to Property; Lease Agreements.

(a) Schedule 5.10(a) contains a true, correct and complete list of all the Lease Agreements and all amendments and supplements thereto as of the Closing Date (including descriptions of the lessors and lessees, date of agreement, legal descriptions of the properties and recording information).

(b) As of the Closing Date, the Company has (or on the Closing Date will have) good and sufficient title to its properties (including, without limitation, the Royalty Interest) that individually or in the aggregate are Material, in each case free and clear of Liens prohibited by this Agreement.

Section 5.11. Licenses, Permits, Etc.

(a) The Company owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b) To the best knowledge of the Company, no product or service of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c) To the best knowledge of the Company, there is no material violation by any Person of any right of the Company with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company.

Section 5.12. Compliance with ERISA. Neither the Company nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time within the past six years, maintained, contributed to or been obligated to maintain or contribute to, any employee benefit plan which is subject to Title I or Title IV of ERISA or section 4975 of the Code (a “U.S. Plan”). Neither the Company nor any ERISA Affiliate is, or has ever been at any time within the past six years, a “party in interest” (as defined in section 3(14) of ERISA) or a “disqualified person” (as defined in section 4975 of the Code) with respect to any U.S. Plan.

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Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 30 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder to (a) acquire the Royalty Interest or to refinance any acquisition bridge loan financing in connection therewith, (b) fund the Debt Service Reserve Account and Liquidity Reserve Account (to the extent not funded with a Reserve L/C), (c) pay transaction fees and expenses, and (d) to the extent proceeds are available, make the Closing Date Restricted Payment. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the assets of the Company and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness; Future Liens.

(a) The Company has no Indebtedness outstanding other than the Indebtedness evidenced by the Notes.

(b) Other than pursuant to the Operative Documents, the Company has not agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c) The Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement (including, but not limited to, its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as pursuant to this Agreement and the Operative Documents.

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Section 5.16. Foreign Assets Control Regulations, Etc.

(a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c) Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States or foreign law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

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(d) (i) Neither the Company nor any Controlled Entity (w) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (x) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. Governmental Authority or non-U.S. governmental authority for possible violation of Anti-Corruption Laws, (y) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (z) has been or is the target of sanctions imposed by the United Nations or the European Union;

(ii) To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (x) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (y) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (z) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(iii) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

Section 5.17. Status under Certain Statutes. The Company is not subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended. Neither the Collateral Agent nor any other Secured Party, solely as a result of the execution, delivery and performance of, and the consummation of the transactions contemplated by the Transaction Documents, shall be or become subject to regulation as a “public utility company”, a “holding company”, an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 2005, as amended.

Section 5.18. Environmental Matters.

(a) The Company has no knowledge of any claim and has not received any notice of any claim and no proceeding has been instituted before a Governmental Authority asserting any claim against the Company or any of its real properties or other assets now or formerly owned, leased or operated by it, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

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(b) The Company has no knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by it or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) The Company has not stored any Hazardous Materials on real properties now or formerly owned, leased or operated by it in violation of any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) The Company has not disposed of any Hazardous Materials in violation of any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e) All buildings on all real properties now owned, leased or operated by the Company are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19. Business of the Company. The business of the Company is limited to the execution, delivery and performance of the Royalty Documents, in each case as required or expressly permitted or contemplated by the Operative Documents, and the execution and delivery of, and the performance of its obligations and the exercise of its rights under, the Transaction Documents, and matters reasonably incidental to any of the foregoing.

Section 5.20. No Immunity. Neither the Company nor any of its properties or assets has any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise).

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

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Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed ten percent (10%) of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than ten percent (10%) of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(l) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than twenty percent (20%) of the total client assets managed by such QPAM, the conditions of Part 1(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(l) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

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(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part 1(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d)(3) of the INHAM Exemption) owns a ten percent (10%) or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 7. INFORMATION AS TO COMPANY.

Section 7.1. Financial and Business Information. The Company shall deliver to each holder of a Note that is an Institutional Investor:

(a) Semi-annual Statements — within 60 days after the end of each semi-annual fiscal period in each fiscal year of the Company (other than the last semi-annual fiscal period of each such fiscal year), duplicate copies of,

(i) a balance sheet of the Company as at the end of such semi-annual fiscal period, and

(ii) statements of income, changes in members’ equity and cash flows of the Company, for such semi-annual fiscal period, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Company and its results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements — within 120 days after the end of the first fiscal year following Closing of the Company and within 90 days after the end of each subsequent fiscal year of the Company, duplicate copies of

(i) a balance sheet of the Company as at the end of such year, and

(ii) statements of income, changes in members’ equity and cash flows of the Company for such year,setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company and its results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c) SEC and Other Reports — if applicable, promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or holder), and each prospectus and all amendments thereto filed by the Company with the SEC and of all press releases and other statements made available generally by the Company to the public concerning developments that are Material;

(d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer of the Company becoming aware of the existence of (i) any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f) or (ii) any default under any Royalty Document, in either case under clause (i) or (ii), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within five days after a Responsible Officer of the Company becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

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(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g) Resignation or Replacement of Auditors — within ten days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holders may request;

(h) Information Delivered to the Collateral Agent, Etc. — promptly, and in any event within five days of the delivery thereof, but without duplication of other notices, correspondence or other information already required to be provided hereunder, copies of all notices, correspondence or other information provided by the Company to the Collateral Agent under the Depositary Agreement;

(i) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or relating to the ability of the Company to perform its obligations hereunder and under the Notes and the other Transaction Documents as from time to time may be reasonably requested by any such holder of a Note; and

(j) Historical and Projected Debt Service Coverage Ratio – at least ten days prior to the date of any proposed Restricted Payment, the Company shall deliver a certificate demonstrating its compliance with each of the Historical Debt Service Coverage Ratio and Projected Debt Service Coverage Ratio.

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Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company from the beginning of the semi-annual or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any Default or an Event of Default or, if any Default or Event of Default existed or exists (including any such event or condition resulting from the failure of the Company to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3. Visitation. The Company shall permit the representatives of each holder of a Note that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company with the Company’s officers, and (with the consent of the Company, which consent shall not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent shall not be unreasonably withheld) to visit the other offices and properties of the Company, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company, to examine its books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company with any such holder), all at such times and as often as may be requested.

Section 7.4. Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(i) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address set forth for such holder in Schedule B or as communicated from time to time in a separate writing delivered to the Company; or

(ii) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access;

provided however, that in the case of clause (ii), the Company shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

SECTION 8. PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1. Required Prepayments; Maturity. On March 31, 2021 and on each September 30th and March 31st thereafter to and including September 30, 2040 the Company will prepay the principal amounts set forth in the amortization schedule attached hereto as Schedule 8.1 (the “Amortization

Schedule”) (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.2 or any partial purchase of the Notes pursuant to Section 8.7, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment.

As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes, the Depositary Agent and the Collateral Agent written notice of each optional prepayment under this Section 8.2 not less than ten days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes, the Depositary Agent and the Collateral Agent a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

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Section 8.3. Mandatory Offer of Prepayment Upon a Royalty Prepayment Event.

(a) The Company shall, promptly after a Royalty Prepayment Event occurs (and in any event not later than ten (10) Business Days thereafter), give written notice (the “Royalty Prepayment Event Notice”) of such fact to all holders of Notes, the Depositary Agent and the Collateral Agent. The Royalty Prepayment Event Notice shall (i) describe the facts and circumstances of such Royalty Prepayment Event in reasonable detail, (ii) refer to this Section 8.3 and the rights of the holders hereunder and (iii) contain an offer by the Company to prepay a principal amount of the Notes, equal to the proceeds received as a result of such Royalty Prepayment Event and the Make-Whole Amount, in each case determined for the prepayment date with respect to such principal amount, together with accrued and unpaid interest thereon, which prepayment shall be on a date specified in the Royalty Prepayment Event Notice, which date shall be a Business Day not less than 30 nor more than 60 days after such Prepayment Notice is given should any agreement to the contrary with respect to such prepayment date not be reached among the Company and each of the holders of the Notes (if no prepayment date is set forth in the Royalty Prepayment Event Notice or otherwise agreed between the Company and the holders of Notes, the prepayment date shall be the 45th day following the date such Royalty Prepayment Event Notice is given).

(b) A holder of Notes may accept or reject the offer to prepay made pursuant to Section 8.3, by causing a notice of such acceptance or rejection to be delivered to the Company not more than 15 days after the date of the Royalty Prepayment Event Notice. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute an acceptance of such offer by such holder.

(c) On the prepayment date specified in the Royalty Prepayment Event Notice, the principal amount of the Notes held by each holder of Notes which has accepted such prepayment offer and the Make-Whole Amount, in each case determined for the prepayment date with respect to such principal amount, together with interest accrued thereon to such prepayment date, shall become due and payable.

Section 8.4. Mandatory Offer of Prepayment Upon a Change of Control.

(a) The Company shall, promptly after a Change of Control occurs (and in any event not later than ten (10) Business Days thereafter), give written notice (the “Change of Control Prepayment Notice”) of such fact to all holders of Notes, the Depositary Agent and the Collateral Agent; provided that an offer to redeem the Notes shall not be required under this Agreement notwithstanding a Change of Control where Orion ceases to hold, directly or indirectly, more than 50% of the Equity Interests in the Company if: (i) a Nationally Recognized Statistical Rating Organization has affirmed in writing that the rating of the Notes will not be downgraded below the most recently issued rating of the Notes as a consequence of such Change of Control, and in no event less than Baa3/BBB-; and (ii) one or more Qualified Transferees hold, directly or indirectly, more than 50% of the Equity Interests in the Company in the aggregate.

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(b) The Change of Control Prepayment Notice shall (i) describe the facts and circumstances of such Change of Control in reasonable detail, (ii) refer to this Section 8.4 and the rights of the holders hereunder and (iii) contain an offer by the Company to prepay the entire unpaid principal amount of Notes held by each holder at 100% of the principal amount of such Notes and the Modified Make-Whole Amount determined for the prepayment date with respect to such principal amount, together with accrued unpaid interest thereon, which prepayment shall be on a date specified in the Change of Control Prepayment Notice (the “Change of Control Proposed Prepayment Date”), which date shall be a Business Day not less than 30 nor more than 60 days after such Change of Control Prepayment Notice is given should any agreement to the contrary with respect to such prepayment date not be reached among the Company and each of the holders of the Notes (if no prepayment date is set forth in the Change of Control Prepayment Notice or otherwise agreed between the Company and the holders of Notes, the prepayment date shall be the 45th day following the date such Prepayment Notice is given).

(c) A holder of Notes may accept or reject the offer to prepay made pursuant to Section 8.4, by causing a notice of such acceptance or rejection to be delivered to the Company not more than 15 days after the date of the Change of Control Prepayment Notice. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute an acceptance of such offer by such holder.

(d) On the prepayment date specified in the Change of Control Prepayment Notice, the entire unpaid principal amount of the Notes held by each holder of Notes which has accepted such prepayment offer and the Modified Make-Whole Amount determined for the prepayment date with respect to such principal amount, together with accrued and unpaid interest thereon to such prepayment date, shall become due and payable.

Section 8.5. Allocation of Partial Prepayments and Offers of Partial Prepayment. In the case of each partial prepayment of the Notes pursuant to Section 8.1 or 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. In the case of each partial prepayment of the Notes pursuant to Section 8.3 or 8.4, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes being prepaid at the such time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.6. Maturity; Surrender, Etc. In the case of each optional prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

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Section 8.7. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or such Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer pursuant to clause (b) above shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least fifteen (15) Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each remaining holder at least fifteen (15) Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.8. Make-Whole Amount.

The terms “Make-Whole Amount” and “Modified Make-Whole Amount” mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that neither the Make-Whole Amount nor the Modified Make-Whole Amount may in any event be less than zero. For the purposes of determining the Make-Whole Amount and/or the Modified Make-Whole Amount, the following terms have the following meanings:

“Applicable Percentage” in the case of a computation of the Modified Make-Whole Amount for purposes of Section 8.4 means 1.50% (150 basis points), and in the case of a computation of the Make-Whole Amount means 0.50% (50 basis points).

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2, 8.3 or 8.4 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

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“Reinvestment Yield” means, with respect to the Called Principal of any Note (x) the Applicable Percentage plus (y) the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) the Applicable Percentage plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, Section 8.3, Section 8.4 or Section 12.1.

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“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2, Section 8.3 or Section 8.4 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.9. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (a) subject to clause (b), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (c) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1. Compliance with Laws. Without limiting Section 10.4, the Company will comply with all laws, ordinances or governmental rules or regulations to which it is subject, including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all Governmental Approvals necessary to the ownership of its properties or to the conduct of its businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance. The Company will maintain, with financially sound and reputable insurers, insurance with respect to its properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3. Maintenance of Properties. The Company will maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 9.4. Payment of Taxes and Claims. The Company will file all tax returns required to be filed by the Company in any jurisdiction and pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on it or any of its properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company, provided that the Company need not pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Company on a timely basis in a Good Faith Contest or (b) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5. Existence, Etc. The Company will at all times preserve and keep in full force and effect its (a) limited liability company existence and (b) qualification to do business in each other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary. The Company will at all times preserve and keep in full force and effect all rights and franchises of the Company unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Books and Records. The Company will maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company. The Company will keep books, records and accounts which, in reasonable detail, accurately reflect in all material respects all transactions. The Company has devised a system of internal accounting controls sufficient to provide reasonable assurances that its books, records, and accounts accurately reflect all transactions material to the Company and will continue to maintain such system.

Section 9.7. Deposits. The Company will deposit or will cause to be deposited all of its revenues and such other funds as it shall from time to time receive in the Accounts in accordance with the requirements of the Depositary Agreement.

Section 9.8. Debt Service Reserve Amount and Liquidity Reserve Amount. The Company will maintain in cash and/or a Reserve L/C the Debt Service Reserve Amount in the Debt Service Reserve Account and the Liquidity Reserve Amount in the Liquidity Reserve Account, as applicable, in each case as and to the extent then required pursuant to the terms of the Depositary Agreement.

Section 9.9. Performance of Transaction Documents.

(a) The Company will perform and observe all terms and provisions of each Royalty Document to which it is a party, maintain such Royalty Documents in full force and effect in accordance with their terms (unless amended, modified, waived, cancelled, terminated or replaced in compliance with Section 10.11), and use commercially reasonable efforts to enforce such Royalty Documents in accordance with their terms.

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(b) If any party to a Transaction Document (other than the Company, a holder of a Note or the Collateral Agent) asserts in writing its belief that a Transaction Document is not valid or binding upon such obligor, the Company may, with the consent of the Collateral Agent (acting at the direction of the Required Holders in accordance with the Collateral Agency Agreement), control any proceeding relating thereto, in which case the Company will also allow the Collateral Agent, acting at the direction of the Required Holders in accordance with the Collateral Agency Agreement, to participate in such proceeding related thereto (it being agreed that the Collateral Agent’s right to participate in any such proceeding shall include the right to receive, review and participate in non-privileged communications with the Company and its counsel but shall not include the right to participate as a named party in such proceeding or to employ separate counsel to represent the holders, except at the holders’ expense); provided, however, that if an Event of Default shall have occurred and be continuing, the Collateral Agent, at the direction of the Required Holders in accordance with the Collateral Agency Agreement, shall have the sole right to control any such proceeding.

(c) The Company will maintain true and correct copies of each Royalty Document (including any amendment, modification or supplement thereto) at the Company’s principal place of business.

Section 9.10. Maintenance of Debt Rating; Investment Grade Rating. The Company will at all times from and after the Closing maintain a credit rating for the Notes with a Nationally Recognized Statistical Rating Organization (for the avoidance of doubt, no specific rating shall be required) and will cause such rating to be updated on an annual basis. The Company will provide each holder of the Notes with a copy of any credit rating for the Notes promptly following the Company’s receipt thereof.

Section 9.11. Title, Etc. The Company will maintain good, valid, marketable and insurable title to, or leasehold interests in, the Collateral of the Company described in the Security Documents, subject only to Permitted Liens, and will at all times warrant and defend the title to such property and Collateral against all claims that do not constitute Permitted Liens.

Section 9.12. Equity Capitalization. The Company shall maintain an amount of equity capitalization equal to not less than 3% of the original issued amount of the Notes.

SECTION 10. NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1. Transactions with Affiliates. The Company will not enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except (a) pursuant to the Transaction Documents existing on the date of the Closing and amendments thereto permitted by, and subject to, the terms and conditions of this Agreement and the other Transaction Documents, (b) in the ordinary course and pursuant to the reasonable requirements of the Company’s business and upon fair and reasonable terms no less favorable to the Company than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate and (c) the payment of Restricted Payments expressly permitted under Section 10.9.

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Section 10.2. Merger, Consolidation, Etc. The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person.

Section 10.3. Line of Business. The Company will not engage in any business other than the execution, delivery and performance of the Royalty Documents, in each case as required or expressly permitted or contemplated by the Operative Documents, and the execution and delivery of, and the performance of its obligations and the exercise of its rights under, the Transaction Documents, and matters reasonably incidental to any of the foregoing.

Section 10.4. Terrorism Sanctions Regulations. The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of, or subject to sanctions under, any U.S. Economic Sanctions, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

Section 10.5. Liens. The Company will not directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except for Permitted Liens; provided, that any Lien directly or indirectly created, incurred, assumed or permitted to exist by Sponsor under the terms of any Royalty Document (other than in respect of any property or asset of the Company) shall not constitute a breach by the Company of this Section 10.5.

Section 10.6. Indebtedness. The Company will not create or incur or suffer to exist any Indebtedness except for Indebtedness evidenced by the Notes issued on the date of Closing.

Section 10.7. Limitations on Investments. The Company will not make any investment in any Person, except for Permitted Investments.

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Section 10.8. Limitations on Contracts. The Company will not enter into any contract or agreement other than the Transaction Documents existing on the date of Closing and amendments thereto permitted by, and subject to, the terms and conditions of this Agreement and the other Transaction Documents.

Section 10.9. Restricted Payments. The Company will not make any Restricted Payments, other than the Closing Date Restricted Payment and Permitted Tax Distributions, unless it has satisfied the Restricted Payment Conditions.

Section 10.10. Subsidiaries; Etc. The Company will not directly or indirectly, by operation of law or otherwise, form, acquire or maintain any Subsidiary.

Section 10.11. Amendments and Consents to Royalty Documents; Disposition of Royalty Interest. The Company will not (a) amend, modify or waive any provision of any Royalty Document, (b) consent to any amendment, modification or waiver of any Royalty Document, (c) provide its consent under any Royalty Document, in each case under clauses (a), (b) or (c), without the consent of (x) each holder of Notes in the case of any of the foregoing requiring the consent of each of the holders of Notes under Section 5.6 of the Collateral Agency Agreement and (y) the Required Holders in all other circumstances, other than amendments or modifications required to cure any ambiguity, defect or inconsistency, unless the Company provides an Officer’s Certificate to the holders of the Notes and the Collateral Agent certifying that such amendment, modification or waiver could not reasonably be considered material or expected to result in an adverse effect on the rights and the benefits of the Secured Parties. Additionally, the Company will not sell, lease (as lessor) or transfer (as transferor) any interest in the Royalty Interest.

Section 10.12. Disposition of Assets. The Company will not sell, lease, transfer, or otherwise dispose of, whether in one transaction or a series of transactions, any assets.

Section 10.13. No Speculative Hedging Transactions. The Company shall not enter into any derivative or hedging transaction other than any such transaction protecting against or benefiting from fluctuations in any rate or price entered into in the ordinary course of business to hedge risk and not for speculative purposes.

SECTION 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; provided that in the case of a default resulting from a failure to due to an administrative error or omission by the Depositary Agent, such default shall not constitute an Event of Default unless such failure continues unremedied for a period of three (3) Business Days; or

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(b) (i) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable or (ii) the Company shall fail to pay any other amount due under the Operative Documents (other than such amounts specified in paragraphs (a) or (b)(i) of this Section 11) and such failure shall continue for thirty (30) or more days after (x) a Responsible Officer of the Company obtaining actual knowledge of such default, and (y) the Company receiving written notice of such default from any holder of a Note or the Collateral Agent (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(b)); or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d)(i) or Section 9.5(a) or Article X; or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any other Operative Document to which it is a party and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer of the Company obtaining actual knowledge of such default, and (ii) the Company receiving written notice of such default from any holder of a Note or the Collateral Agent (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of the Company by any Responsible Officer of the Company, in each case in this Agreement or in any other Operative Document or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made and the circumstances surrounding such misrepresentation shall continue uncured for thirty (30) or more days after the earlier of (i) a Responsible Officer of the Company obtaining actual knowledge of such default, and (ii) the Company receiving written notice of such default from any holder of a Note or the Collateral Agent (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(e)); provided that if such condition is capable of being cured and the Company commences efforts to cure the factual situation resulting in such misrepresentation within such 30-day period, the Company may continue to effect such cure of the misrepresentation, and such misrepresentation shall not be deemed an Event of Default, for an additional one hundred and twenty (120) days so long as the Company is diligently pursuing the cure; or

(f) (i) the Company is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $1,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $1,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into Equity Interests), (x) the Company has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $1,000,000, or (y) one or more Persons have the right to require the Company to purchase or repay such Indebtedness; or

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(g) the Company or the Sponsor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes limited liability company or limited partnership action, as applicable, for the purpose of any of the foregoing; or

(h) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or the Sponsor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or the Sponsor, or any such petition shall be filed against the Company or the Sponsor and such petition shall not be dismissed within 60 days; or

(i) one or more final, judgments or orders for the payment of money aggregating in excess of $1,000,000, including any such final order enforcing a binding arbitration decision, are rendered against the Company and which judgments are not, within 180 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 180 days after the expiration of such stay;

(j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed an amount that could reasonably be expected to have a Material Adverse Effect, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

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(k) Section 14 of the Company’s LLC Operating Agreement shall be amended or modified, or any other provision of the Company’s certificate of formation or LLC Operating Agreement shall be amended or modified if such amendment or modification could reasonably be expected to have a Material Adverse Effect; or

(l) any grant of a Lien contained in the Security Documents, if applicable upon completion of the Closing Date Filings and Recordation, shall cease to be effective to grant a first priority perfected Lien (subject to any Permitted Liens) in favor of the Collateral Agent on the Collateral described therein or on any account created pursuant to the Depositary Agreement with the priority purported to be created thereby and such lack of effectiveness shall continue for thirty (30) days from the occurrence thereof; or

(m) (i) any party to a Royalty Document (other than the Company) defaults in its obligations thereunder (and any grace or cure period with respect to such failure has expired); (ii) any material provision of any Royalty Document shall at any time for any reason cease to be valid and binding; or (iii) any party to a Royalty Document (other than the Company) shall deny that it has liability under such Royalty Document and in the case of each of clauses (i) and (ii) such default or denial could reasonably be expected to have a Material Adverse Effect; or

(n) any default under any other Transaction Document shall have occurred, including any “Event of Default” under the Covenant Agreement.

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12.1. Acceleration.

(a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

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Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other Operative Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company (with a copy to the Collateral Agent), may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or any other Operative Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

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SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes.

(a) Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(c)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall promptly execute and deliver to the Collateral Agent a joinder agreement to the Collateral Agency Agreement in substantially the form of Exhibit C attached thereto.

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(b) Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have (i) acknowledged, approved and consented and agreed to the terms set forth in this Agreement and the other Operative Documents and (ii) made the representation set forth in the second sentence of Section 6.1 and in Section 6.2 and to have expressly agreed to the provisions of Section 20.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(c)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14. PAYMENTS ON NOTES.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of the Company (or that of its agent appointed for such purpose) in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

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Section 14.3. FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, the Collateral Agent or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other forms or other documentation reasonably requested by the Company or the Collateral Agent necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company and the Collateral Agent to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company and the Collateral Agent to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such Holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company or the Collateral Agent is required to obtain such information under FATCA or otherwise to determine whether payments to such holder are subject to deduction or withholding for or on account of any taxes or are subject to information reporting and, in such event, the Company shall, and cause the Collateral Agent to, treat any such information it receives as confidential.

SECTION 15. EXPENSES, ETC.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented costs and expenses (including reasonable attorneys’ fees of one special counsel for the holders of the Notes, one special counsel for the Collateral Agent and the Depositary Agent and, if reasonably required by the Required Holders, one local Wyoming counsel) incurred by the Purchasers and each other Secured Party in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or any other Transaction Document (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or any other Transaction Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Transaction Document, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or the Sponsor or in connection with any work-out or restructuring of the transactions contemplated hereby and by the other Transaction Documents and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $4,250. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note.

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Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or any other Transaction Document, the termination of this Agreement, and the resignation or removal of the Depositary Agent or the Collateral Agent.

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the other Operative Documents embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17. AMENDMENT AND WAIVER.

Section 17.1. Requirements. This Agreement may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;

(b) no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount or Modified Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 10.11, 11(a), 11(b), 12, 17.1 or 20; and

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(c) no amendment or waiver of any of the provisions of Sections 15 or 22.1 that would adversely affect any rights or obligations of the Collateral Agent or the Depositary Agent will be effective unless consented to by the Collateral Agent or the Depositary Agent, as applicable, in writing.

Section 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of any other Transaction Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any other Transaction Document to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any other Transaction

Document or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any other Transaction Document by a holder of a Note that has transferred or has agreed to transfer its Note to the Company or any Affiliate of the Company (either pursuant to a waiver under Section 17.1(c) or subsequent to Section 8.7 having been amended pursuant to Section 17.1(c)) in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

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Section 17.3. Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 17 or any other Transaction Document applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any other Transaction Document shall operate as a waiver of any rights of any holder of such Note.

Section 17.4. Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or any other Transaction Document, or have directed the taking of any action provided herein or in any other Transaction Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

Except to the extent otherwise provided in Section 7.4, all notices and other communications provided for hereunder shall be in writing and sent (a)by facsimile or as a “.pdf’ attachment to an electronic mail if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the General Counsel of the Company, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

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SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or the Sponsor in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or the Sponsor; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or the Sponsor or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser; provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes or any other Operative Document. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

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In the event that as a condition to receiving access to information relating to the Company or the Sponsor in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22. MISCELLANEOUS.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Depositary Agent and the Collateral Agent, and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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Section 22.2. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4. Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

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Section 22.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission (i.e., a “pdf” or “tif”), including email, shall be effective as delivery of a manually executed counterpart of this Agreement. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Agreement and all Security Documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Agreement or any Security Document or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Agreement or any Security Documents or related hereto or thereto (including addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Collateral Agent acts on any Executed Documentation sent by electronic transmission, the Collateral Agent will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Collateral Agent shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including the risk of the Collateral Agent acting on unauthorized instructions and the risk of interception and misuse by third parties.

Section 22.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7. Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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(b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, any other Operative Document or any other document executed in connection herewith or therewith.

SECTION 23. NONRECOURSE LIABILITY

Except as otherwise set forth in the Royalty Documents, satisfaction of the obligations of the Company under this Agreement or any other Operative Document, for the payment of the principal of, or premium (including any Make-Whole Amount), if any, or interest on, any Notes, or any part thereof, or in respect of any other obligation, or for any claim based thereon or otherwise in respect thereof or related thereto, shall be had solely from the Collateral and the assets of the Company and no recourse shall be had in the event of any non-performance by the Company of any such obligations to (a) any assets or properties of the Sponsor (or any Person that controls the Sponsor within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934) or any Affiliate of the Sponsor (other than the Company) other than the Pledged Collateral (as defined in the Pledge Agreement) or (b) the Sponsor or any Affiliate of the Company or the Sponsor (other than the Company) or any of the past, present or future organizers, incorporators, shareholders, equityholders, holders of trust interests, managers, officers, directors, agents, trustees or employees thereof (collectively, the “Nonrecourse Persons”), and no judgment for any deficiency upon the obligations of the Company under this Agreement or any other Operative Document, for the payment of the principal of, or premium (including any Make-Whole Amount), if any, or interest on, any Notes, or any part thereof, or in respect of any other obligation, or for any claim based thereon or otherwise in respect thereof or related thereto, shall be obtainable by the holders of Notes, the Collateral Agent or any other Secured Party against the Nonrecourse Persons; provided that nothing contained herein shall (i) prevent the taking of any action permitted by law against the Company, the Sponsor or any of their respective Affiliates, or in any way affect or impair the rights of the Collateral Agent, the holders of Notes or any other Secured Party to take any action permitted by law, in either case to realize upon the Collateral or (ii) in any way limit or restrict any right or remedy of the Collateral Agent or any other Secured Party, including any right of indemnity granted to the Collateral Agent by any Nonrecourse Person pursuant to any Operative Document, and each of the Nonrecourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions, with respect to any fraud, willful misrepresentation, or misappropriation of the Collateral, insurance proceeds or any other earnings, revenues, rents, issues, profits or proceeds from or of the foregoing, that should or would have been paid as provided herein or paid or delivered to the Collateral Agent or any other Secured Party towards any payment required under this Agreement or any other Operative Document; provided further that nothing herein shall be deemed to affect the obligations of any Affiliate of the Company under any Operative Document to which such Affiliate is a party.

* * * * *

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If you are in agreement with the foregoing, please sign a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

SWEETWATER ROYALTIES LLC

By	/s/ Oskar Lewnowski
Name:	Oskar Lewnowski
Title:	CIO

[Signature Page to Note Purchase Agreement – Company]

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By: Northwestern Mutual Investment Management Company, LLC, its investment adviser

By:	/s/ Timothy S. Collins
Name:	Timothy S. Collins
Title:	Managing Director

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY for its Group Annuity Separate Account

By:	/s/ Timothy S. Collins
Name:	Timothy S. Collins
Title:	Authorized Representative

[Signature Page to Note Purchase Agreement – Company]

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY SECURITY LIFE OF DENVER INSURANCE COMPANY RELIASTAR LIFE INSURANCE COMPANY RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

By: Voya Investment Management LLC, as Agent

By:	/s/ Paul Aronson
Name:	Paul Aronson
Title:	Senior Vice President

FARM BUREAU LIFE INSURANCE COMPANY OF MICHIGAN FARM BUREAU MUTUAL INSURANCE COMPANY OF MICHIGAN FARM BUREAU GENERAL INSURANCE COMPANY OF MICHIGAN VENERABLE INSURANCE AND ANNUITY COMPANY

CINCINNATI EQUITABLE LIFE INSURANCE COMPANY VOYA PENSION COMMITTEE ON BEHALF OF THE VOYA RETIREMENT PLAN

AMERICAN FIDELITY ASSURANCE COMPANY IBM PERSONAL PENSION PLAN TRUST COMPSOURCE MUTUAL INSURANCE COMPANY L3HARRIS PENSION MASTER TRUST

LEO 2013-1 LLC

PAN-AMERICAN LIFE INSURANCE COMPANY

MUTUAL TRUST LIFE INSURANCE COMPANY, A PAN-AMERICAN LIFE INSURANCE GROUP STOCK COMPANY

BRIGHTHOUSE LIFE INSURANCE COMPANY BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY BRIGHTHOUSE REINSURANCE COMPANY OF DELAWARE EVEREST REINSURANCE COMPANY

SELECTIVE INSURANCE COMPANY OF NEW YORK SELECTIVE INSURANCE COMPANY OF AMERICA

THE SAVINGS BANK MUTUAL LIFE INSURANCE COMPANY OF MASSACHUSETTS

MOTORISTS LIFE INSURANCE COMPANY

By: Voya Investment Management Co. LLC, as Agent

By:	/s/ Paul Aronson
Name:	Paul Aronson
Title:	Senior Vice President

VOYA PRIVATE CREDIT TRUST FUND VOYA PRIVATE CREDIT TRUST FUND-SIG CLASS

By: Voya Investment Trust Co., as Trustee

By:	/s/ Paul Aronson

Name:	Paul Aronson
Title:	Senior Vice President

[Signature Page to Note Purchase Agreement – Purchasers]

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

By: Allianz Global Investors U.S. LLC As the authorized signatory and investment manager

By:	/s/ Lawrence Halliday
Name:	Lawrence Halliday
Title:	Managing Director

[Signature Page to Note Purchase Agreement – Purchasers]

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Brian Keating
Name:	Brian Keating
Title:	Senior Managing Director

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By:	/s/ Brian Keating
Name:	Brian Keating
Title:	Senior Managing Director

[Signature Page to Note Purchase Agreement – Purchasers]

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Cathy L. Schwartz
Name:	Cathy L. Schwartz
Title:	Assistant Vice President

[Signature Page to Note Purchase Agreement – Purchasers]

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	/s/ Lee Martin
Name:	Lee Martin
Title:	Vice President

[Signature Page to Note Purchase Agreement – Purchasers]

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A)

By:	/s/ Adam Wise
Name:	Adam Wise
Title:	Senior Managing Director

[Signature Page to Note Purchase Agreement – Purchasers]

CIGNA HEALTH AND LIFE INSURANCE COMPANY

By: Cigna Investments, Inc., as agent

By:	/s/ Leonard Mazlish
Name:	Leonard Mazlish
Title:	Managing Director

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By: Cigna Investments, Inc., as agent

By:	/s/ Leonard Mazlish
Name:	Leonard Mazlish
Title:	Managing Director

[Signature Page to Note Purchase Agreement – Purchasers]

SCHEDULE A

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptable Bank” shall mean any major domestic commercial bank or trust company organized under the laws of the United States or of a political subdivision thereof, or by a U.S. branch office of a foreign bank, in any case that at the time any applicable Reserve L/C is issued has a long-term issuer rating of at least “A-” by S&P or at least “A3” by Moody’s or its equivalent by Fitch or KBRA.

“Accounts” means collectively, the Debt Service Reserve Account, the Revenue Account and the Liquidity Reserve Account.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Person of which the Company beneficially owns or holds, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Agreement, including all Schedules attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Amortization Schedule” is defined in Section 8.1.

“Anti-Corruption Laws” is defined in Section 5.16(d)(i).

“Anti-Money Laundering Laws” is defined in Section 5.16(c).

“Blocked Person” is defined in Section 5.16(a).

“Business Day” means (a) for the purposes of Section 8.8 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement or any other Operative Document, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

SCHEDULE A-1

“Change of Control” means Orion and/or one or more Qualified Transferees cease to hold, directly or indirectly, in the aggregate, more than 50% of the Equity Interests of the Company, other than as a result of transfers of equity of the Company or of the direct or indirect owners of the Company either (a) pursuant to bona fide open market transactions on the New York Stock Exchange, NASDAQ, London Stock Exchange, Toronto Stock Exchange or comparable U.S. or foreign securities exchange, including any such transactions involving an initial or “follow on” public offering of direct or indirect equity holders of the Company or (b) at any time after any such initial public offering, and, in the case of clauses (a) and (b) above, (i) if the public company resulting from such transfer (or from the prior initial public offering thereof) has a credit rating, such rating is not less than Baa3/BBB- or better by Moody’s, S&P, Fitch or KBRA and (ii) a Nationally Recognized Statistical Rating Organization has affirmed in writing that the rating of the Notes will not be downgraded below the most recently issued rating of the Notes as a consequence of such Change of Control, and in no event less than Baa3/BBB-.

“Change of Control Prepayment Notice” is defined in Section 8.4(a).

“Change of Control Proposed Prepayment Date” is defined in Section 8.4(a).

“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Closing” is defined in Section 3.

“Closing Date Filings and Recordation” means recording of the Sponsor Mortgage and the Mortgage with the land records of the appropriate county or counties and the filing of the UCC financing statements (including fixture filings) in respect of the security interests created by the applicable Security Documents in the office of each appropriate Governmental Authority.

“Closing Date Restricted Payment” means a Restricted Payment made on or after the Closing in an amount equal to the aggregate amount remaining of the proceeds of the Notes after they are applied in accordance with clause (a) to (c) of Section 5.14.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means: (a) the “Collateral” as defined in the Security Agreement; (b) the “Collateral” as defined in the Sponsor Security Agreement; (c) the Accounts and all “Account Funds” as defined in the Depositary Agreement; (d) all of the “Pledged Collateral” as defined in the Pledge Agreement; (e) all of the “Pledged Collateral” as defined in the Sponsor Pledge Agreement (f) all of the “Mortgaged Property” as defined in the Mortgage; and (g) all of the “Mortgaged Property” as defined in the Sponsor Mortgage.

“Collateral Agency Agreement” is defined in Section 1.2.

“Collateral Agent” has the meaning specified in the Collateral Agency Agreement.

“Company” is defined in the preamble hereto.

SCHEDULE A-2

“Confidential Information” is defined in Section 20.

“Consent and Agreement” means the Consent and Agreement, dated as of the date of Closing, to be entered into among the Sponsor, the Collateral Agent and the Company, in substantially the form of Exhibit C attached hereto.

“Consents” is defined in Section 4.3(a).

“Controlled Entity” means the Sponsor and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conveyance” means the Conveyance of the Royalty Interest, dated as of the date of Closing, from Sponsor to the Company, in substantially the form of Exhibit B attached hereto.

“Covenant Agreement” means the Covenant Agreement, dated as of the date of Closing, to be entered into between the Sponsor and the Collateral Agent, in substantially the form of Exhibit A attached hereto.

“Debt Service Reserve Account” has the meaning assigned to such term in the Depositary Agreement.

“Debt Service Reserve Amount” has the meaning assigned to such term in the Depositary Agreement.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes.

“Depositary Agent” has the meaning assigned to such term in the Depositary Agreement.

“Depositary Agreement” means the Depositary Agreement, dated on or prior to the date of Closing, to be entered into by the Company, the Collateral Agent and the Depositary Agent in substantially the form of Exhibit 4.12(d) attached hereto.

“Disclosure Documents” is defined in Section 5.3.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

SCHEDULE A-3

“Equity Interests” means any class of capital stock, share capital, limited liability company interest, general or limited partnership interest or any other similar equity interest of a Person and any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“FATCA” shall mean (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Good Faith Contest” means the contest of an item if: (a) the item is diligently contested in good faith by appropriate proceedings timely instituted, and (b) adequate reserves or bonding are established in accordance with and to the extent required by GAAP with respect to the contested item.

“Governmental Approval” means any authorization, consent, approval, license, ruling, permit, certification, exemption, filing, order, judgment, decree, notice to, declaration of or with or registration by or with any Governmental Authority.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any state or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

SCHEDULE A-4

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranteed Investment Contract” means an agreement with a Guaranteed Investment Contract Provider and providing for the investment of funds.

“Guaranteed Investment Contract Provider” means a bank, insurance company or other financial institution whose senior unsecured debt obligations are rated at least “A” or the equivalent by Moody’s and S&P.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, pesticides, radon gas or similar substances.

“Historical Debt Service Coverage Ratio” has the meaning assigned to such term in the Depositary Agreement.

SCHEDULE A-5

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“INHAM Exemption” is defined in Section 6.2(e).

“Initial Buyer” means Sweetwater Trona HoldCo LLC, a Delaware limited liability company.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and

(d) any Related Fund of any holder of any Note.

SCHEDULE A-6

“Investment Grade Rating” means a rating assigned to the Notes from at least one Nationally Recognized Statistical Rating Organization of (a) in the case of Fitch, “BBB-” or better, (b) in the case of Moody’s, “Baa3” or better, (c) in the case of S&P, “BBB-” or better, (d) in the case of DBRS, Inc., “BBB (low)” or better, (e) in the case of KBRA, “BBB-” or better; or (f) in the case of another nationally recognized rating organization approved by the Required Holders, such rating which is determined to be its equivalent investment grade rating or better from such other rating agency as reasonably determined by the Required Holders.

“KBRA” means Kroll Bond Rating Agency, Inc., and any successor thereto.

“Lease Agreements” means all existing lease agreements identified on Schedule 5.10(a) hereto and any renewal and replacement lease agreement covering the trona mines and lands identified on Schedule 5.10(a) that are the subject of existing lease agreements.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest, security title or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Liquidity Reserve Account” has the meaning assigned to such term in the Depositary Agreement.

“Liquidity Reserve Amount” has the meaning assigned to such term in the Depositary Agreement.

“LLC Operating Agreement” means the Company’s Limited Liability Company Operating Agreement, dated as of August 10, 2020.

“Make-Whole Amount” is defined in Section 8.8.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company.

“Material Adverse Effect” ( a) on the date of Closing, means a “Material Adverse Effect” as defined in the Purchase Agreement or the Royalty Purchase and Sale Agreement and (b) after Closing, means a material adverse effect on (i) the assets, results of operations or financial condition of the Company taken as a whole, (ii) the ability of the Company to perform its obligations under any of the Transaction Documents or the validity or enforceability of any of the Transaction Documents, or (iii) the Collateral Agent’s rights in the Collateral provided under the Security Documents or the ability of the Collateral Agent to realize on such Collateral upon exercise of its remedies under the Security Documents.

“Maturity Date” is defined in the first paragraph of each Note.

SCHEDULE A-7

“Mining and Geological Consultant” is defined in Section 4.22.

“Mining and Geological Consultant Report” means the report of the Mining and Geological Consultant dated May 5, 2020.

“Modified Make-Whole Amount” is defined in Section 8.8.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means the Mortgage, Assignment of Proceeds, Security Agreement, Financing Statement and Collateral Assignment, dated as of the date of Closing, from the Company to the Collateral Agent for the benefit of the Secured Parties, in substantially the form of Exhibit 4.12(a) attached hereto.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“Nationally Recognized Statistical Rating Organization” means Fitch, Moody’s, S&P, DBRS, Inc., KBRA or any other nationally recognized rating organization approved by the Required Holders.

“Negative Credit Event” means, with respect to an Acceptable Bank that has issued a Reserve L/C, a downgrade in (including the withdrawal of) the Acceptable Bank’s long-term unsecured senior debt rating by any Nationally Recognized Statistical Rating Organization such that the Acceptable Bank no longer meets the credit criteria set forth in the definition of “Acceptable Bank.”

“Nonrecourse Persons” is defined in Section 23.

“Notes” is defined in Section 1.1.

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company or the Sponsor, as applicable, whose responsibilities extend to the subject matter of such certificate.

“OPC” Occidental Petroleum Corporation, a Delaware corporation.

SCHEDULE A-8

“Operative Documents” means, collectively, this Agreement, the Notes, the Security Documents, the Collateral Agency Agreement, the LLC Operating Agreement, the Covenant Agreement, the Consent and Agreement and any other agreement that the Company and the Required Holders agree in writing is to be designated as an “Operative Document”, each as may be amended, restated or otherwise modified from time to time.

“Orion” means Sweetwater Trona Fund LP, a Delaware limited partnership.

“Other Buyers” means the Initial Buyer (if the Initial Buyer is still a party to the Purchase Agreement on the date of Closing) and any other Affiliate of the Company that is a party to the Purchase Agreement.

“Parent” means Sweetwater Trona HoldCo LLC, a Delaware limited liability company.

“Parent Entity” means the Sponsor, the Parent and any other Person with respect to which the Company is a direct or indirect Subsidiary.

“Payment Direction Letters” means, with respect to any Lease Agreement, a letter from the Sponsor to each other party to such Lease Agreement directing such parties to make all payments due and payable to the Company under such Lease Agreement to the Revenue Account.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) investments in certificates of deposit, demand deposits, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts or Guaranteed Investment Contracts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof which has a combined capital and surplus and undivided profits of not less than $1.0 billion;

(c) commercial paper rated “A1” or “P1” or better by S&P and Moody’s, respectively, maturing in not more than 270 days;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition entered into with a financial institution satisfying the criteria described in clause (b) of this definition; or

(e) investments in money market funds which invest primarily in the securities described in clauses (a)-(c) above.

SCHEDULE A-9

“Permitted Liens” means:

(a) Liens securing Indebtedness under the Operative Documents;

(b) Liens for taxes, assessments or governmental charges which are not delinquent or are subject to a Good Faith Contest;

(c) such defects, easements, rights of way, restrictions, irregularities, encumbrances and clouds on title and statutory Liens that do not in the aggregate materially impair the value of the Liens granted pursuant to the Security Documents;

(d) deposits or pledges to secure (i) statutory obligations or appeals, (ii) release of attachments, stay of execution or injunction, or (iii) performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, in each case under this clause (d) in the ordinary course of business; and

(e) other Liens incidental to the conduct of the Company’s business (other than Liens to secure obligations for borrowed money) which do not in the aggregate materially impair the use thereof in the operation of the Company’s business and which would not reasonably be expected to materially detract from the value of the property subject thereto.

“Permitted Tax Distributions” means cash distributions to the Sponsor or any other Parent Entity of the Company so long as the Company is treated as a partnership or a “disregarded entity” for U.S. federal income tax purposes, in each case, in an amount not to exceed the product of (a) the aggregate cumulative net taxable income for all taxable periods from and after the Closing of any Parent Entity in respect of its ownership of equity interests in the Company (determined in good faith by the Company) and (b) the highest cumulative U.S. federal, state and local tax rate applicable to an individual or corporation, as applicable to each Parent Entity receiving a cash distribution, residing in New York, New York, net of any such taxes paid directly or withheld by such Parent Entity.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledge Agreement” means the Pledge Agreement, dated as of the date of Closing, to be entered into by the Sponsor and the Collateral Agent, in substantially the form of Exhibit 4.12(c-3) attached hereto.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

SCHEDULE A-10

“Presentation” is defined in Section 5.3.

“Projected Debt Service Coverage Ratio” has the meaning assigned to such term in the Depositary Agreement.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of the date hereof, by and among the Sellers and the Initial Buyer.

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Qualified Transferee” means any Person that (a) has a rating of Baa3/BBB- or better by Moody’s, S&P, Fitch or KBRA or tangible net worth or assets under management greater than $1,000,000,000; (b) has experience in investing in the resources sector either through passive investments or active/direct investments in assets in such sector; and (c) has delivered to the Purchasers KYC information as to such Person acceptable to the Purchasers (such acceptance to be based on the Purchasers’ reasonable business judgment and not to be unreasonably withheld).

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means at any time on or after the Closing, the holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Reserve L/C” shall mean an irrevocable standby letter of credit issued for the account of an Affiliate of the Company, and without recourse to the Company, by an Acceptable Bank (a) naming the Collateral Agent as the beneficiary, (b) that has a stated maturity date that is not earlier than twelve (12) months after the date of issuance of such letter of credit, and (c) that is drawable if (i) it is not renewed or replaced at least thirty (30) days prior to its stated maturity date or (ii) a Negative Credit Event occurs with respect to the issuer and a replacement letter of credit has not been obtained from an Acceptable Bank within the earlier of (x) thirty (30) days after the downgrade giving rise to such Negative Credit Event and (y) two Business Days prior to its stated maturity date.

SCHEDULE A-11

“Responsible Officer” means any Senior Financial Officer and any other officer of (a) the Company, (b) the Sponsor or (c) the Parent, in each case, with responsibility for the administration of the relevant portion of this Agreement, the Sponsor Pledge Agreement or the Pledge Agreement, as applicable.

“Restricted Payment” means limited liability company distributions of the Company (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any portion of any limited liability company interest in the Company or of any warrants, options or other rights to acquire any such membership interest (or to make any payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to fair market or equity value of the Company).

“Restricted Payment Conditions” has the meaning assigned to such term in the Depositary Agreement.

“Revenue Account” has the meaning assigned to such term in the Depositary Agreement.

“Royalty Documents” means the Royalty Purchase and Sale Agreement and the Conveyance.

“Royalty Interest” means the limited term royalty interest assigned to the Company by Sponsor on the date of the Closing pursuant to the Conveyance.

“Royalty Prepayment Event” means the occurrence of either of the following: (a) the Company sells, leases (as lessor) or transfers (as transferor) any interest in the Royalty Interest or (b) the Company receives any payment (including, but not limited to, payments resulting from any casualty, condemnation or expropriation event, insurance settlement or any judgment of any court or any other order of any Governmental Authority) other than payments received in the ordinary course of the Company’s business as owner of the Royalty Interest.

“Royalty Prepayment Event Notice” is defined in Section 8.3(a).

“Royalty Purchase and Sale Agreement” means the Royalty Purchase and Sale Agreement, dated as of the date of the Closing, between the Company and the Sponsor, in substantially the form of Exhibit D attached hereto.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

SCHEDULE A-12

“Secured Obligations” means, as of any date, the sum, computed without duplication, of the following: (a) the aggregate principal amount of Notes then outstanding, plus all accrued and unpaid interest thereon, plus premium (including, without limitation, any Make-Whole Amount), if any, payable in respect thereof, plus (b) all other amounts from time to time becoming due and payable to the Secured Parties under the Operative Documents, plus any accrued and unpaid interest on such amounts (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

“Secured Parties” means each holder of a Note, the Collateral Agent and the Depositary Agent.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Agreement” means the Security Agreement, dated as of the date of Closing, to be entered into by the Company and the Collateral Agent in substantially the form of Exhibit 4.12(c-1) attached hereto.

“Security Documents” means, collectively, (a) the Depositary Agreement, (b) the Security Agreement, (c) the Sponsor Security Agreement, (d) Consent and Agreement, (e) the Mortgage, (f) the Sponsor Mortgage, (g) the Pledge Agreement, (h) the Sponsor Pledge Agreement and any other security documents, financing statements and the like filed or recorded in connection with the foregoing, or instrument hereafter executed and delivered to the Collateral Agent granting a lien on any property of any Person to secure the Secured Obligations.

“Sellers” means Upland Industries Corporation, a Nebraska corporation, Anadarko Land Corp., a Nebraska corporation, and Anadarko E&P Onshore LLC, a Delaware limited liability company.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Source” is defined in Section 6.2.

“Specified Purchase Agreement Representations” means the representations and warranties that are made by or with respect to the Sellers under the Purchase Agreement that are material to the interests of the Purchasers, but only to the extent that the Company and the Other Buyers have the right to terminate their respective obligations under the Purchase Agreement or otherwise decline to consummate the transactions thereunder as a result of a breach of such representations or warranties in the Purchase Agreement (determined without regard to whether any notice is required to be delivered by any party to the Purchase Agreement).

“Specified Representations” means the representations and warranties of the Company set forth in Section 5.1, Section 5.2, Section 5.6, Section 5.13, Section 5.14, Section 5.16 and Section 5.17.

SCHEDULE A-13

“Sponsor” means Sweetwater Trona OpCo LLC, a Delaware limited liability company.

“Sponsor Mortgage” means the Mortgage, Assignment of Rents and Leases, Security Agreement, Fixture Filing, and Financing Statement, dated as of the date of Closing, by Sponsor to the Collateral Agent for the benefit of the Secured Parties, in substantially the form of Exhibit 4.12(b) attached hereto.

“Sponsor Pledge Agreement” means the Sponsor Pledge Agreement, dated as of the date of Closing, to be entered into by the Parent and the Collateral Agent, in substantially the form of Exhibit 4.12(c-4) attached hereto.

“Sponsor Security Agreement” means the Sponsor Security Agreement, dated as of the date of Closing, to be entered into by the Sponsor and the Collateral Agent in substantially the form of Exhibit 4.12(c-2) attached hereto.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).

“Substitute Purchaser” is defined in Section 21.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

SCHEDULE A-14

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Transaction Documents” means, the Operative Documents and the Royalty Documents.

“UPRR Waiver” means the Limited Waiver of Right of First Refusal, dated July 17, 2020, executed by Union Pacific Railroad Company.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions” is defined in Section 5.16(a).

“U.S. Plan” is defined in Section 5.12.

SCHEDULE A-15

SCHEDULE 1

[FORM OF NOTE]

Sweetwater Royalties LLC

5.32% Senior Secured Note Due September 30, 2040

No. [ ]	[Date]
$[ ]	PPN: [ ]* [ ]

FOR VALUE RECEIVED, the undersigned, SWEETWATER ROYALTIES LLC (herein called the “Company”), a limited liability company organized and existing under the laws of the State of Delaware, hereby promises to pay to [ ], or registered assigns, the principal sum of [ ] DOLLARS (or so much thereof as shall not have been prepaid) on September 30, 2040 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 5.32% per annum (the “Interest Rate”) from the date hereof, payable semiannually, on the 31st day of March and 30th day of September in each year, commencing on March 31, 2021, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to 7.32%, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Citibank, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Secured Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated August 19, 2020 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

SCHEDULE 1-1

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

SWEETWATER ROYALTIES LLC

By:
Name:
Title:

SCHEDULE 1-2